Exhibit 99.1

Contact:	For Immediate Release:
Lindsey Horner	August 1, 2019
hornerl@1stsource.com
574-235-2506

1st Source Elects former Notre Dame Executive and Finance Professor to Board
John Affleck-Graves has joined the Board of 1st Source Corporation and 1st Source Bank

South Bend, Ind. (August 1, 2019) - 1st Source Corporation announces the election to its Board of Directors and to the 1st Source Bank Board of Directors, John Affleck-Graves, former Executive Vice President and Chief Financial Officer of the University of Notre Dame.
Affleck-Graves was elected Executive Vice President and Chief Financial Officer of the University of Notre Dame in 2004. He had previously served as Vice President and Associate Provost for the University and served on the Notre Dame faculty from 1986-2000 (the final three years as Chairman of the Department of Finance and Business Economics). He spent one year at Florida State University as the Patty Hill Smith Eminent Scholar in Finance, and returned to Notre Dame in 2001.
“I could not be more pleased than to have a person of John’s experience, sophistication and values joining our Boards,” states Christopher J. Murphy III, Chairman and CEO of 1st Source Bank. “He not only has been running the business and financial side of the largest enterprise in our region, but has been deeply involved in the economic development of our community. Over many years, I have worked with John in community endeavors and have often sought his advice. He has always been thoughtful, knowledgeable, insightful and often prescient. He will bring tremendous value to our Boards and to the future of 1st Source.”
A native of South Africa, Affleck-Graves earned his bachelor’s and master’s degrees in finance and doctorate in mathematical statistics from the University of Cape Town. He taught and conducted research at his alma mater for 11 years before his tenure at the University of Notre Dame.
Affleck-Graves has been a champion of regional economic development, having chaired the Regional Development Authority for the north central region of Indiana. He helped establish the authority and was instrumental in securing a $42 million state grant in 2015 by having counties collaborate in development plans.
Affleck-Graves has been elected to a term ending April 2022 and will be subject to reelection at that time.

1st Source Corporation, parent company of 1st Source Bank, has assets of $6.65 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 80 banking centers, 18 1st Source Bank Specialty Finance Group locations nationwide, eight Trust and Wealth Advisory Services locations and ten 1st Source Insurance offices. For more than 155 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit www.1stsource.com.
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